UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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MEDICAL PROPERTIES TRUST, INC.
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1000 Urban Center Drive
Suite 501
Birmingham, Alabama 35242

April 9, 2010

Dear Fellow Stockholder,

I am honored to have you as one of our stockholders and hope that you will attend our 2010 annual stockholders meeting, to be held on May 20, 2010. Details of the business to be conducted at the meeting are set forth in the accompanying proxy statement. In the event that you are unable to attend, however, it is important that your shares are represented; therefore, please be sure to sign, date, and mail your proxy in the provided envelope, or vote your proxy by phone or internet as instructed, at your earliest convenience.

Best Regards,

Edward K. Aldag, Jr.
Chairman, President and CEO

NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
May 20, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Medical Properties Trust, Inc. will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 20, 2010, beginning at 10:30 a.m. Central Time, for the following purposes:

1.	To elect the eight director nominees described in the enclosed Proxy Statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact any other business that properly comes before the meeting.

Attached you will find a notice of meeting and proxy statement that contain further information about these items and the meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2009 Form 10-K, and our 2009 Annual Report. Only stockholders of record at the close of business on March 10, 2010 are entitled to receive notice of, to attend, and to vote at the meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

Michael G. Stewart
Executive Vice President, General Counsel and Secretary

April 9, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on May 20, 2010

This proxy statement and our 2009 annual report to stockholders are available at www.medicalpropertiestrust.com

PROXY STATEMENT
for
2010 ANNUAL MEETING OF STOCKHOLDERS
May 20, 2010
GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Medical Properties Trust, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors to be voted at the 2010 Annual Meeting of Stockholders to be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 20, 2010, beginning at 10:30 a.m. Central Time, and at any adjournment thereof.

At the meeting, stockholders will be asked to vote on proposals to (1) elect the eight director nominees described in this Proxy Statement, and (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Stockholders will also transact any other business that properly comes before the meeting; although, as of the date of this Proxy Statement, the Board of Directors knows of no such other business to be presented. When you submit your proxy, by executing and returning the enclosed proxy card, or by voting by telephone or internet, you will authorize the persons named in the enclosed proxy to represent you and vote your shares of common stock on these proposals as specified by you. If no such specification is made, shares represented by your proxy will be voted:

•	FOR the election of the eight director nominees; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The proxy holders also will have discretionary authority to vote your shares on any other business that properly comes before the meeting.

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 12, 2010.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.	The election of the eight director nominees described in this Proxy Statement;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Any other business that properly comes before the meeting for a vote.

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 10, 2010. Only stockholders of record at the close of business on March 10, 2010 are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 10, 2010, there were 80,784,615 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, such entity is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Due to recent regulatory changes, your nominee no longer has the ability to vote your uninstructed shares on Proposal 1 (election of directors) on a discretionary basis. Thus, if you hold your shares in “street name” and you do not instruct your nominee how to vote in the election of directors, no votes will be cast on your behalf. Your nominee will, however, continue to have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 40,392,308 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

How do I vote my shares?

If your shares are held in “street name,” you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. If you are a beneficial owner of shares held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank, or other nominee), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

You may vote by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

You may vote in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank, or other nominee that holds your shares. Your attendance at the meeting itself will not revoke your proxy.

How does the Board of Directors recommend that I vote on the proposals?

Your Board of Directors recommends that you vote FOR the following proposals:

1.	The election of the eight nominees to the Board of Directors; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What happens if I do not specify on my proxy how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR each of the proposals.

Will any other business be conducted at the meeting?

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

Election of Directors. The eight director nominees will be elected to serve on the Board of Directors if they receive a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. This means that the eight director nominees will be elected if they receive more votes than any other person receiving votes. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

Ratification of Independent Auditors. PricewaterhouseCoopers LLP’s appointment as our registered independent public accounting firm will be ratified if this proposal receives a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

How will abstentions be treated?

You do not have the option of abstaining from voting on Proposal 1 (election of directors), but you may abstain from voting on Proposal 2 (ratification of the Company’s auditors). With respect to Proposal 2, an abstention will have the effect of a vote against the proposal.

How will broker non-votes be treated?

A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions for shares owned by the customer but held in the name of the broker. On routine matters, the broker may vote such shares at its discretion. On non-routine matters, the broker cannot vote these shares in any fashion and reports them as “non-votes.” “Broker non-votes” will not have any effect on Proposal 1 (election of directors) or Proposal 2 (ratification of our auditors).

What is householding?

If you and other residents at your mailing address own shares of common stock in “street name,” your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee has sent one copy of our annual report and proxy statement to your address for all residents that own shares of common stock in street name. However, even if your broker, bank or other nominee has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 or visit our website at http://www.medicalpropertiestrust.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees

Our Bylaws provide for the annual election of directors at the annual meeting of stockholders. The Board of Directors, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the eight nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2011 annual meeting of stockholders and until his or her successor is duly elected and qualified. The Board of Directors does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board of Directors may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee. Alternatively, the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Edward K. Aldag, Jr. Mr. Aldag, age 46, is our founder and has served as our Chief Executive Officer and President since August 2003, and as Chairman of the Board since March 2004. Mr. Aldag served as our Vice Chairman of the Board of Directors from August 2003 until March 2004 and as our Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and a member of the Board of Directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the Board of Directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance. The Board believes that Mr. Aldag’s position as a co-founder of our Company and his extensive experience in the healthcare and REIT industry make him highly qualified to serve as Chairman of our Board of Directors.

Virginia A. Clarke. Ms. Clarke, age 51, has served as a member of our Board of Directors since February 2005. Ms. Clarke, a career management consultant, served as a partner and search consultant in the global executive search firm of Spencer Stuart from 1997 until early 2009. Ms. Clarke was with DHR International, an executive search firm, during 1996. Prior to that, Ms. Clarke spent 10 years in the real estate investment management business with La Salle Partners (now Jones Lang LaSalle) and Prudential Real Estate Investors, where her activities included asset management, portfolio management, capital raising and client service, and two years with First National Bank of Chicago. She is on the board of Chicago Sinfonietta, a mid-sized professional orchestra. Ms. Clarke received her bachelor’s degree in Linguistics and French from the University of California at Davis and received her MBA from the Kellogg Graduate School of Management at Northwestern University. The Board believes that Ms. Clarke’s position as a well-respected member of the general business community and her substantial experience in the real estate industry make her a valued advisor and highly qualified to serve as a member of our Board of Directors.

G. Steven Dawson. Mr. Dawson, age 52, has served as a member of our Board of Directors since April 2004. From July 1990 to September 2003, he was Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (NYSE: CPT) and its predecessors. He is currently a private investor and serves on the boards of four other public companies in addition to his service for us. These other public companies are as follows: Cohen & Company (AMEX: COHN), American Campus Communities (NYSE: ACC), Desert Capital REIT, Inc. (a non-listed public mortgage REIT) and CM REIT (a non-listed public mortgage REIT). Mr. Dawson is chairman of the audit committee for American Campus. He is on the compensation committee of American Campus and is the chairman of the nominating and governance committee at Cohen. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman at other public REITs, along with his strong skills in corporate finance, strategic planning, and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as chairman of our Audit Committee.

R. Steven Hamner. Mr. Hamner, age 53, is one of our founders and has served as our Executive Vice President and Chief Financial Officer since September 2003 and as a director since February 2005. In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001

through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University. The Board believes that Mr. Hamner’s position as a co-founder of our Company and his extensive experience in the real estate and healthcare industries and in the corporate finance sector make him highly qualified to serve as a member of our Board of Directors.

Robert E. Holmes, Ph.D. Dr. Holmes, age 68, has served as a member of our Board of Directors since April 2004. Dr. Holmes, our lead independent director, retired in 2009 as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International — the Association to Advance Management Education, and serves on the Boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Dr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and his Ph.D. from the University of Arkansas with an emphasis on management strategy. The Board believes that Mr. Holmes’ position as a well-respected leader in the business community and his deep understanding of the corporate and economic challenges faced by public companies today make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as chairman of our Ethics, Nominating and Corporate Governance Committee.

Sherry A. Kellett. Ms. Kellett, age 65, has served as a member of our Board of Directors since February 2007. Ms. Kellett was the former corporate controller and principal accounting officer at BB&T Corporation, where she was a member of their eight-person executive management team from 1998 through her retirement in 2003. She is currently a member of the board of directors of Highwoods Properties, Inc., based in Raleigh, North Carolina, where she serves on the audit committee, and MidCountry Financial Corp., based in Macon, Georgia, where she is chair of the audit committee. Ms. Kellett has also served on the boards of the North Carolina School of the Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club, and the N.C. Center for Character Education. The Board believes that Ms. Kellett’s experience as a board member and audit committee member at other public companies, along with her extensive experience in corporate finance and the financial sector generally, make her a valued advisor and highly qualified to serve as a member of our Board of Directors.

William G. McKenzie. Mr. McKenzie, age 51, is one of our founders and has served as the Vice Chairman of our Board of Directors since September 2003. Mr. McKenzie has served as a director since our formation and served as the Executive Chairman of our Board of Directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as President, Chief Executive Officer, and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with Gilliard Health Services, Inc. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy State University. He has served in numerous capacities with the Alabama Hospital Association. The Board believes that Mr. McKenzie’s position as a co-founder of our Company and his extensive experience in the healthcare industry make him a valued advisor and highly qualified to serve as a member of our Board of Directors.

L. Glenn Orr, Jr. Mr. Orr, age 69, has served as a member of our Board of Directors since February 2005. Mr. Orr is Chairman of Orr Holdings, LLC, previously The Orr Group, which has provided consulting services for middle-market companies since 1995. Prior to that, he was Chairman of the Board of Directors, President and Chief Executive Officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the Board of Directors, chairman of the governance/compensation committee, and a member of the executive committee of Highwoods Properties, Inc. He is also a member of the Board of Directors of General Parts, Inc. and Broyhill Management Fund, Inc. Mr. Orr previously served as President and Chief Executive Officer of Forsyth Bank and Trust Co., President of Community Bank in Greenville, South Carolina, and President of the North Carolina Bankers Association. He is a member, and the former Chairman, of the Board of Trustees of Wake Forest University. The Board believes that Mr. Orr’s substantial experience as an executive and board member at other public companies, along with his strong skills in corporate finance, strategic planning, and public company oversight and executive compensation, make him a valued advisor and highly qualified to serve as a member of our Board of Directors and as chairman of our Compensation Committee.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE EIGHT NOMINEES FOR DIRECTOR LISTED ABOVE.

CERTAIN INFORMATION REGARDING
OUR BOARD OF DIRECTORS

The Board of Directors consists of eight directors. Our current directors are Edward K. Aldag, Jr., Virginia A. Clarke, G. Steven Dawson, R. Steven Hamner, Robert E. Holmes, Ph.D., Sherry A. Kellett, William G. McKenzie, and L. Glenn Orr, Jr. Our directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their prior death, resignation, retirement, disqualification, or removal from office.

It is the policy of the Board of Directors that a majority of the directors be independent as defined in the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors has determined that five directors — Virginia A. Clarke, G. Steven Dawson, Robert E. Holmes, Ph.D., Sherry A. Kellett, and L. Glenn Orr, Jr. — are independent under the NYSE’s listing standards. Dr. Holmes, our lead independent director, may be contacted directly by shareholders at rholmes@medicalpropertiestrust.com.

Under our articles of incorporation and bylaws, the Board of Directors has discretion to determine whether the roles of Chief Executive Officer and the Chairman of the Board are to be separate or combined. Mr. Aldag has served as our Chief Executive Officer and Chairman of the Board since 2004 and the Board has determined that having Mr. Aldag continue to serve in this combined role is the most effective leadership structure for our Company. Mr. Aldag’s detailed knowledge of the issues, opportunities and challenges facing us make him the best person to direct the agenda and discussion at meetings of our Board of Directors and to ensure that the Board’s time and attention are focused on the most critical matters. We further believe that Mr. Aldag’s combined role provides strong leadership and enhances our ability to communicate on a consistent basis to the investing community.

Our Board of Directors plays a central role in overseeing and evaluating risk. While it is management’s responsibility to identify and manage our exposure to risk on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Board regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. In addition, each of the Audit Committee, the Compensation Committee and the Ethics, Nominating and Governance Committee exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board of Directors also oversees risk by means of the required approval by our Board of significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital expenditures and important employment-related decisions.

The Board of Directors holds regular meetings on a quarterly basis and on other occasions as necessary or appropriate. The Board of Directors met five times in 2009. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Ethics, Nominating, and Corporate Governance Committee, and the Investment Committee. The Audit Committee met five times in 2009; the Ethics, Nominating, and Corporate Governance Committee met two times; the Compensation Committee met six times; and the Investment Committee met at each meeting of the Board of Directors. All directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served in 2009.

The Board of Directors regularly meets in executive session in which management directors are not present. Dr. Holmes has been designated as the lead independent director and in that capacity presides at these executive sessions. The directors of the Company are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company attended the 2009 annual meeting of stockholders.

In 2009, our Board of Directors established stock ownership guidelines that require our independent directors to own our stock in an amount equal to at least 2.5 times the annual fee of such director. Such “stock” shall include vested and unvested common stock. Each director shall have a period of three years (i) to comply with this stock ownership requirement after he or she initially joins the Board, and (ii) to come back into compliance in the event that he or she should fall short of this stock ownership requirement at any time.

Committees of the Board of Directors

The Board of Directors delegates certain of its functions to its standing Audit Committee, Compensation Committee, Ethics, Nominating, and Corporate Governance Committee, and Investment Committee.

The Audit Committee is comprised of three independent directors, Messrs. Dawson and Orr and Ms. Kellett. Mr. Dawson serves as chairman. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the additional independence requirements for audit committee members, and that Mr. Dawson and Ms. Kellett each qualify as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board of Directors has also determined that service by Ms. Kellett and Mr. Dawson on other public companies’ audit committees has not impaired their abilities to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The information on our website is not part of this Proxy Statement. The report of the Audit Committee begins on page 13 of this Proxy Statement.

The Compensation Committee is comprised of three independent directors, Messrs. Orr and Holmes and Ms. Clarke. Mr. Orr serves as chairman of the Compensation Committee.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers; review and approve the compensation for our executive officers; review and make recommendations to the Board of Directors with respect to our incentive compensation plans and equity-based plans; and administer our equity incentive plan. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and establishes the Chief Executive Officer’s compensation levels. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee’s Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee begins on page 21 of this Proxy Statement.

The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Compensation Committee also reviews and makes recommendation to the full Board of Directors regarding the Company’s incentive compensation plans and equity-based plans. In 2009, the Compensation Committee continued its engagement of FTI Schonbraun McCann Group, or FTI SMG, a nationally recognized compensation practice of FTI Consulting, Inc. specializing in the real estate industry, to assist the committee in determining the amount and form of executive compensation and considered information presented by FTI SMG when reviewing the appropriate types and levels for the Company’s non-employee director compensation program. Information concerning the nature and scope of FTI SMG’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 15.

The Ethics, Nominating, and Corporate Governance Committee is comprised of three independent directors, Mses. Clarke and Kellett and Dr. Holmes. Dr. Holmes serves as chairman of the Committee. The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors; recommending the composition of the committees of our Board of Directors; periodically reviewing the Board of Directors performance and effectiveness as a body; recommending proposed changes to the Board of Directors; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, and employees. All director recommendations must be made during the time periods, and must provide the information, required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws. All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary,

Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board of Directors has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which will serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee: (i) directors should possess the highest personal and professional ethics, integrity, and values; (ii) directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business; (iii) directors should be committed to representing the long-term interests of our stockholders; (iv) directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board of Directors for an extended period of time; and (v) directors should not serve on more than five boards of public companies in addition to our Board of Directors.

The Ethics, Nominating and Corporate Governance Committee has recommended the nomination of all eight of the incumbent directors for re-election. The entire Board of Directors has approved such recommendation.

The Investment Committee membership is comprised of all of our current directors. Mr. Aldag serves as chairman of the committee. The Investment Committee has the authority to, among other things, consider and take action with respect to all acquisitions, developments, and leasing of healthcare facilities in which our aggregate investment will exceed $10 million.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board of Directors has approved and adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com.

Stockholder and Interested Party Communications. Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board of Directors. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o Michael G. Stewart, Executive Vice President, General Counsel and Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board of Directors, or the individual director, if the Secretary determines that the communication deals with the functions of the Board of Directors or requires the attention of the Board of Directors or the individual director. The Secretary will maintain a log of all communications received from stockholders.

The Company provides, free of charge, hard copies of our annual report, our Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance, Audit, and Compensation Committees, and our Code of Ethics and Business Conduct. All of these documents are available on our website, as well, at www.medicalpropertiestrust.com.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010. During the year ending December 31, 2009, PricewaterhouseCoopers LLP served as our independent registered public accounting firm. KPMG LLP served as our independent registered public accounting firm since shortly after our formation in 2003 until September 2008 when we engaged PricewaterhouseCoopers LLP. For additional information on the change from KPMG LLP to PricewaterhouseCoopers LLP you may consult the 8-K filed by the Company on September 12, 2008, a copy of which is available, without charge, by writing to Michael G. Stewart, Executive Vice President, General Counsel and Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Directors, Executive Officers, and Other Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 9, 2010, unless otherwise indicated, by each director of the Company, each executive officer named in the “Summary Compensation Table” in this Proxy Statement, all directors and executive officers as a group, and each person known to management to be the beneficial owner of more than 5% of the outstanding shares of common stock.

			Percentage
	Number of Shares		of Shares
Name of Beneficial Owner	Beneficially Owned		Outstanding(1)

Directors and Executive Officers:
Edward K. Aldag, Jr.	1,261,495	(2)	1.56%
Emmett E. McLean	506,721	(3)	*
R. Steven Hamner	566,633	(4)	*
William G. McKenzie	109,775	(5)	*
Michael G. Stewart	258,467	(6)	*
Virginia A. Clarke	79,268	(7)	*
G. Steven Dawson	100,673	(8)	*
Robert E. Holmes, Ph.D.	82,340	(7)	*
Sherry A. Kellett	36,031	(9)	*
L. Glenn Orr, Jr.	91,618	(7)	*
All directors and executive officers as a group (10 persons)	3,093,021	(10)	3.82%
Other Stockholders:
The Vanguard Group, Inc.	7,562,340	(11)	9.34%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc.	6,675,574	(12)	8.25%
40 East 52nd Street New York, NY 10022
EARNEST Partners, LLC	4,981,570	(13)	6.15%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309

*	Less than 1% of the outstanding shares of common stock.

(1)	Based on 80,947,062 shares of common stock outstanding as of March 9, 2010 and includes 105,000 vested common stock options and 63,574 vested operating partnership units (convertible into an equal number of shares of common stock). Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 9, 2010 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power. We have excluded any share awards granted to executive officers/directors for which the executive officer/director does not have voting or investment power of such share awards as of March 9, 2010.

(2)	Includes 671,185 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Shares totaling 169,277 are held in accounts with margin privileges. Separately, 362,003 shares are pledged as security.

(3)	Includes 174,790 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Includes 4,200 shares in a custodial account for one of his children.

(4)	Includes 281,145 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. In addition, 233,129 shares are held in an account with margin privileges.

(5)	Includes 68,546 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Shares totaling 9,541 are being held for collateral purposes.

(6)	Includes 121,266 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Shares totaling 105,688 are held in an account with margin privileges.

(7)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options and 19,761 shares of unvested restricted common stock. In addition, shares held by Mr. Orr include 700 shares held in a trust account for his wife and daughter.

(8)	Includes 20,000 shares of common stock issuable upon exercise of vested stock options and 19,761 shares of unvested restricted common stock. Also, includes, 60,912 shares held by Corriente Partners L.P., which is wholly-owned by Corriente Private Trust. Mr. Dawson is the sole trustee and beneficiary of Corriente Private Trust. Mr. Dawson through Corriente Private Trust has voting and investment control with respect to the shares held by Corriente Partners, L.P.

(9)	Includes 19,761 shares of unvested restricted common stock.

(10)	See notes (1)-(9) above.

(11)	Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 4, 2010 with the SEC. Includes shares of common stock held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. Vanguard Fiduciary Trust Company directs the voting of 108,468, or 0.13% of the shares outstanding of the Company, of which it is the beneficial owner as a result of it serving as investment manager of collective trust accounts.

(12)	Share and beneficial ownership information was obtained from a Schedule 13G filed January 29, 2010 with the SEC. On December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (collectively “BGI Entities”). As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings. According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 6,675,574 shares of the Company’s common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(13)	Share and beneficial ownership information was obtained from a Schedule 13G filed February 10, 2010 with the SEC. According to the Schedule 13G, EARNEST Partners, LLC is filing as an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E), and no client interest relates to more than 5% of the class. Per the Schedule 13G, EARNEST Partners, LLC has sole voting power, shared voting power, and sole dispositive power over 1,538,550; 1,399,540; and 4,981,570 shares of the Company’s common stock, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our equity securities file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on a review of the reports furnished to us with respect to fiscal year 2009, we believe that all SEC filing requirements applicable to our directors and executive officers were satisfied. During fiscal year 2009, the Company filed Forms 4 late on one occasion. Forms 4 for the issuance of common stock to certain directors on March 11, 2009 related to deferred stock unit awards were filed on March 25, 2009.

INDEPENDENT AUDITOR

On January 6, 2010, the Audit Committee of the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2008.

Representatives of PwC are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by our independent auditor and has concluded that the provision of such services was compatible with maintaining our auditor’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed by its independent auditor. Pursuant to this policy, all audit and non-audit services to be performed by the independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all audit services provided to us by PwC during the 2009 and 2008 fiscal years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

Fees	2009	2008

Audit Fees(1)	$645,834	$394,527
Audit-Related Fees	—	—
Tax Fees(1)	—	—
All Other Fees	—	—

Total	$645,834	$394,527

(1)	In 2008 while serving as our independent auditor, KPMG billed us $138,896 for audit fees and $8,496 for tax fees.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Audit Committee Report

The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors (a copy of which is available on our website). The Board of Directors has determined that each committee member is independent within the meaning of the NYSE listing standards. In 2009, the Audit Committee met five times.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee of the Board of Directors is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of, and for the year ended, December 31, 2009. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of, and for the year ended, December 31, 2009, were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 89, 90, and 114 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. SAS No. 61, as amended, sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence and to confirm that they are independent of the Company within the meaning of the securities acts administered by the Securities and Exchange Commission. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with generally accepted accounting principles, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the meetings described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements as of, and for the year ended, December 31, 2009 be included in our 2009 Annual Report on Form 10-K and in the Company’s 2009 Annual Report to Shareholders.

The foregoing report is provided by the undersigned members of the Audit Committee of the Board of Directors.

G. Steven Dawson (Chairman)
Sherry A. Kellett
L. Glenn Orr, Jr.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers and Other Senior Management

For information regarding Messrs. Aldag, Hamner and McKenzie, please see “Proposal 1 — Election of Directors” above.

Emmett E. McLean. Emmett E. McLean, age 54, is one of our founders and has served as our Executive Vice President, Chief Operating Officer and Treasurer since September 2003. Mr. McLean has served as Assistant Secretary since April 2004. In August and September 2004, Mr. McLean also served as our Chief Financial Officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September 2003, Mr. McLean served as Executive Vice President, Chief Financial Officer, and Treasurer, and board member of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1995 to 2000, Mr. McLean served as Senior Vice President — Development, Secretary, Treasurer and a board member of PsychPartners, L.L.C., a healthcare services and practice management company. Prior to 1992, Mr. McLean worked in the investment banking field. Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina.

Michael G. Stewart. Michael G. Stewart, age 54, has served as our General Counsel since October 2004 and as our Executive Vice President and Secretary since January 2005. Prior to October 2004, Mr. Stewart worked as a private investor, healthcare consultant, and novelist. He advised physician and surgery groups on emerging healthcare issues for four years before publishing four novels during a five-year period. From 1993 until 1995, he served as Vice President and General Counsel of Complete Health Services, Inc., a managed care company, and its successor corporation, United Healthcare of the South, a division of United Healthcare, Inc. Mr. Stewart was engaged in the private practice of law between 1988 and 1993. Mr. Stewart holds a J.D. degree from Cumberland School of Law of Samford University and a B.S. in Business Administration from Auburn University.

Compensation Discussion and Analysis

This section of our Proxy Statement describes our compensation program for our principal executive officer, our principal financial officer and our two other executive officers (our “Named Executive Officers”). We discuss herein our overall executive compensation objectives, each element of compensation that our Named Executive Officers are eligible to receive and how we determined their compensation in 2009.

Our Compensation Committee is responsible for designing our executive compensation plans, establishing compensation levels, and measuring the performance of our Named Executive Officers. In order to assist the Compensation Committee design, establish and monitor our executive compensation plans, the committee has engaged since 2007 the services of FTI SMG, a nationally recognized compensation consulting firm specializing in the real estate industry, and we continued to use the services of FTI SMG in 2009 and through the date of this proxy statement in 2010. The methods and recommendations of FTI SMG are described below under Compensation Consultant and Peer Group Companies.

Compensation Philosophy

We believe that the experience, abilities and commitment of our Named Executive Officers are unique in the business of investing in hospital real estate, and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our shareholders.

The Compensation Committee also evaluates our executive compensation programs to ensure that appropriate consideration is given to compensation-risks, including:

•	compensation methods that may incentivize our executives to make decisions that, while creating apparent short term financial and operating success, may in the longer term result in future losses and other value depreciation; and

•	compensation that is not competitive in the market, and does not adequately reward our executive officers for their specialized knowledge, expertise and historical achievements may impact our ability to retain executives with such knowledge and expertise and adversely affect our growth, profitability and long term value.

Accordingly, a significant portion of our Named Executive Officers’ total compensation is based on pre-established measures, the achievement of which we believe is correlated with long term creation and maintenance of shareholder value. Another significant portion of the value our Named Executive Officers are eligible to earn as compensation is represented by shares of restricted common stock that vest over multiple periods and materially impact the long term net worth of our Named Executive Officers. We believe these two key elements of our compensation strategy create incentives for our Named Executive Officers to make decisions that are expected to generate sustainable shareholder value over the long term.

On an overall basis, the Compensation Committee generally designs the executive compensation programs in order to provide opportunity for the Named Executive Officers to earn total compensation in amounts equivalent to that of the 75th percentile in comparison to the peer group depending on actual Company performance. See Compensation Consultant and Peer Group Companies below. In some cases, the actual target for a particular officer may be more or less than the 75th percentile based on his individual performance, experience, tenure or compensation relative to other officers. In 2007, 2008 and 2009, total compensation to our Named Executive

Officers was comprised of Base Salaries, Annual Bonus (non-equity incentive plan compensation) and Long-term Incentive Awards. In 2007, we also implemented a Multi-year Incentive Plan. All of these components, and a description of how the Compensation Committee determined 2009 compensation are summarized below.

	Salary and Non-Equity	Equity	Total
Executive	Incentive Compensation	Compensation	Compensation

Edward K. Aldag, Jr.	85th Percentile	65th Percentile	75th Percentile
Emmett E. McLean	90th Percentile	65th Percentile	70th Percentile
R. Steven Hamner	90th Percentile	80th Percentile	85th Percentile
Michael G. Stewart	90th Percentile	30th Percentile	70th Percentile

Compensation of Named Executive Officers

Compensation Consultant and Peer Group Companies

Since 2007, the Compensation Committee has engaged the services of FTI SMG, and we continued to use their services in 2009 and through the date of this proxy statement in 2010. We did not have any prior relationship with FTI SMG. In 2009, the Compensation Committee directed FTI SMG to, among other things, (1) review and assist the Compensation Committee in evaluating the Compensation Committee’s compensation philosophy for our executive officers, including the portion of total compensation that is awarded in the form of salary, annual bonus and long-term equity based compensation, (2) provide market analysis of competitive pay practices and the adequacy and appropriateness of our compensation arrangements, (3) assist the Compensation Committee in identifying the relevant peer group(s) for such comparative purposes, (4) recommend to the Compensation Committee any modifications or additions to our compensation programs that it deems advisable, and (5) assist the Compensation Committee in setting executive compensation levels, including the portion of total compensation that is awarded in the form of salary, bonus, and long-term equity-based compensation.

The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant. Historically, on an annual basis since 2007, FTI SMG has been engaged by management to perform a variety of tax structuring and compliance services unrelated to executive compensation. Although these services were not specifically approved in advance by the Compensation Committee, the Compensation Committee has been aware of and approved of FTI SMG’s role as a provider of non-executive compensation related services to us. FTI SMG reports to the Compensation Committee any such services and fees annually, in connection with its retention, and upon the reasonable request of the Compensation Committee. The Compensation Committee has determined that FTI SMG’s advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps that FTI SMG takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate FTI SMG’s engagement for executive compensation related services;

•	The Compensation Committee solely determined the terms and conditions of FTI SMG’s engagement for compensation related services, including the fees charged;

•	FTI SMG is engaged by and reports directly to the Compensation Committee for all executive compensation services; and

•	FTI SMG has direct access to members of the Compensation Committee during and between meetings.

During 2009, we paid FTI SMG $63,478 in consulting fees directly related to executive, board and other compensation-related services performed for the Compensation Committee. During the same period, we paid FTI SMG $299,628 for its tax structuring and compliance consulting services unrelated to executive, board and compensation matters.

In 2009, FTI SMG continued to evaluate our executive and director compensation practices in light of evolving market conditions. As such, the compensation review in 2009 by FTI SMG compared our executive pay practices against the same peer group of companies as that in 2007 and 2008. The peer group is comprised of the following REITs (the “Peer Group”):

Alexandria Real Estate Equities, Inc.

BioMed Realty Trust

Cogdell Spencer, Inc

Colonial Properties Trust

Corporate Office Properties Trust, Inc.

Digital Realty Trust, Inc.

First Potomac Realty Trust

Health Care REIT, Inc.

Healthcare Realty Trust

Kite Realty Group Trust

LTC Properties, Inc.

Maguire Properties, Inc.

Nationwide Health Properties, Inc.

Omega Healthcare Investors, Inc.

Parkway Properties, Inc.

Thomas Properties Group, Inc.

Ventas, Inc.

Washington Real Estate Investment Trust

The Compensation Committee held several meetings during which FTI SMG presented its data and recommendations, and the members of the Compensation Committee determined that such presentations were helpful in establishing our compensation practices, and in particular in determining that our compensation levels were comparable to those of the peer group companies. Because our compensation at the senior executive level is established to ensure that our top officers’ rewards are primarily focused on long-term goals, objectives, and achievements, their compensation is more heavily weighted in annual bonuses based on achievement of annual goals that are designed to have positive long-term impact on shareholder value if achieved, and in long-term equity awards that vest over multiple years only if specified long-term performance targets are met.

Base Salaries

The Compensation Committee has determined that base salaries should comprise a relatively minor portion of the total compensation that an executive is eligible to earn and has established base salary levels relative to comparable companies as described above under Compensation Consultant and Peer Group Companies. In 2009, each of our Named Executive Officers’ base salary was increased only by the change in the consumer price index during 2008. In limiting base salary increases to inflation, the Compensation Committee considered the global economic environment in early 2009 and the opportunities for our executive officers to earn incentive compensation based on their achievement of certain longer-term financial and operational targets as described below.

Annual Bonus (Non-Equity Incentive Plan Compensation)

Our Named Executive Officers have opportunities to earn annual cash compensation of up to specified multiples of their base salaries if certain specified corporate goals are reached at the “Threshold,” “Target,”

“Superior” and “Outperformance” levels as described below. The following table specifies the potential multiples for each Named Executive Officer.

Executive Name	Threshold	Target	Superior	Outperformance

Edward K. Aldag, Jr.	100%	175%	250%	350%
R. Steven Hamner	75%	125%	175%	250%
Emmett E. McLean	75%	125%	175%	250%
Michael G. Stewart	75%	125%	175%	250%

The majority (generally, 65%) of the potential annual bonus for each Named Executive Officer is based on quantifiable measures of performance that are established and discussed with each executive early in the fiscal year. The measurement for 2007 performance was based on total shareholder return relative to a peer group for a fixed 12-month period only. Subsequently, the Compensation Committee determined that because such a measurement was highly dependent on factors beyond management’s control, it was likely that annual bonuses would be paid or not paid as a result of events on which management had little input. For example, for 2007, the effect of our stock price at year end was such that management was paid no bonus, but future share price activity could have resulted in significant bonuses being paid without respect to whether management’s 2008 and subsequent performance resulted in long-term shareholder value. The Compensation Committee also re-evaluated certain risks that may be created when the effect of subsequent, longer term performance is not considered in annual compensation calculations. Accordingly, beginning in 2008, the Compensation Committee considered our long-term strategies and business objectives in establishing these annual goals, as opposed to the short-term oriented periodic shareholder return measurement that was in place for 2007. In early 2009, the following goals, measurements and potential base salary multiples were established.

Corporate Goal	Weight	Threshold	Target	Superior	Outperformance

Normalized FFO Goal (1)	35.0%	$0.88	$0.90	$0.91	$0.93
Exposure by Tenant	12.5%	35% max	32% max	30% max	28% max
Exposure by Property	12.5%	7.5% max	6.0% max	5.0% max	4.0% max
Liquidity	25.0%	$45 million	$55 million	$65 million	$75 million
AFFO Payout(2)	15.0%	92.0%	90.0%	86.0%	85.0%
TOTAL	100.00%

(1)	For computational purposes, we use the NAREIT definition of FFO (funds from operations), with adjustments to exclude certain items, including in 2009 (i) the write off of accrued straight-line rent receivable related to leases terminated during the year ($0.02 per share), (ii) the adoption of new accounting changes for convertible bonds and participating securities ($0.05 per share), (iii) the settlement reached in regards to the West Houston litigation ($0.03 per share), and (iv) the dilution from the stock offering in January 2009 ($0.14 per share).

(2)	For computational purposes we adjusted the normalized FFO amount as described above to exclude straight-line rent revenue ($0.12 per share), non-cash, share-based compensation expense ($0.07 per share), and deferred financing cost amortization expense ($0.07 per share).

The following table shows the level of achievement for each of the 2009 goals.

Corporate Goal	2009 Achievement	Actual Achievement

Normalized FFO Goal	Outperformance	$1.01
Exposure by Tenant	None	38%
Exposure by Property	Threshold	6.6%
Liquidity	Superior	$73 million
AFFO Payout	Outperformance	79%

The remaining 35% of the annual bonus potential is based on the respective performance of each Named Executive Officer based on the Compensation Committee’s consideration of various quantitative and qualitative factors. For 2009, the following factors were considered:

•	Management of Debt Maturities. In 2009, REITs generally considered effective management of their balance sheets a top priority in order to successfully weather extreme global economic conditions while simultaneously positioning themselves for future growth in anticipation of improved conditions. We were able to successfully manage both our debt maturities and the concerns of equity analysts and major investors regarding this issue. In particular, the earliest non-extendible debt as of December 31, 2009 was less than $30 million due in November 2010.

•	Access to Liquidity. We maintained key banking relationsips that assured us access to liquidity, attracted new banking relationships and structured our balance sheet for multiple liquidity options, resulting in immediately available funding of more than $70 million at year end, an approximate 367% increase over the year earlier availability of approximately $15 million.

•	Issuance of Common Stock. In January 2009, we successfully completed an offering of approximately 13 million shares.

•	Total Return to Shareholders. Our total return to shareholders for 2009 was approximately 79%, placing us first in the peer group. For the three years ended December 31, 2009, our total return to shareholders placed us approximately in the 67th percentile of the peer group.

•	Management of Distressed Properties. We successfully addressed four properties that, at the beginning of the year, comprised the majority of our assets that were not performing according to our expectations. We completed the retenanting of our Bucks County, Pennsylvania hospital, retained new operators and protected our lease revenue and investment value during the bankruptcy of the prior operator of our Covington and Denham Springs, Louisiana hospitals, and completed the transition that we began in late 2008 of operations of our Shasta, California acute care hospital. In each of these instances, we negotiated new agreements that provide us opportunity to participate in profitable hospital operating income over and above the lease and interest payments we expect to earn.

Based primarily on these results and achievements, the Compensation Committee awarded each Named Executive Officer 35% of their base salaries multiplied by the Outperformance multiple.

Long-Term Incentive Awards.

The Compensation Committee may grant long-term, equity-based incentive awards to our executive officers under the 2004 Equity Incentive Plan. These awards may take the form of incentive stock options, nonqualified stock options, restricted common stock, restricted stock units, deferred stock units, stock appreciation rights, and performance share units. Based on an assessment of competitive factors and performance, the Compensation Committee determines an award that is sufficient to both properly reward, and provide future incentive for, each executive officer. The Compensation Committee generally considers the amount of other components of the executives’ awards along with the market information related to compensation of peer group company executives in determining the value and character of long-term incentive awards, and intends to continue to closely align the interests of the executive officers with those of the stockholders generally by making such incentive awards in the form of restricted stock. Shares of restricted stock granted under the 2004 Equity Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of our common stock. To encourage retention, restricted stock awards have generally vested over periods of three to five years, and may sometimes require achievement of certain performance measures in order to vest.

To help determine the amount of long-term equity incentives to award our Named Executive Officers during 2009, the Compensation Committee considered the following factors along with the total compensation levels of the Company’s Named Executive Officers and the Peer Group. Based on our 2008 performance, the Compensation

Committee granted time-based restricted shares to each of the Named Executive Officers that vest over a three year period in equal quarterly amounts.

•	FFO growth and total return to shareholders during 2008.

•	The completion of a transaction involving the acquisition of a 20 property portfolio of hospitals and other healthcare facilities that strategically positioned us in terms of size and tenant and geographic concentration.

•	The successful offerings of common stock and debt instruments during the most volatile conditions the REIT capital markets had historically experienced, providing the ability to complete more than $425 million in accretive acquisitions during 2008.

•	The diversification of our tenant base by reducing the relative exposure of our two largest hospital lessee/operators.

•	The successful transition of our Shasta, California hospital to a new operator.

2007 Multi-Year Incentive Program

The Compensation Committee approved on March 8, 2007, and our stockholders approved on May 30, 2007 the general terms of a multi-year incentive program (the “2007 Program”) that is administered under the 2004 Equity Incentive Plan. The 2007 Program is designed to motivate, retain, and reward the Company’s senior executive officers over a multi-year period based on the achievement of key business objectives while maintaining alignment of their interests with those of our stockholders. The 2007 Program consists of three basic components: time-based restricted equity awards, core performance restricted equity awards, and superior performance awards.

Time-based awards vest ratably over a seven-year period. Core performance awards vest over a seven-year period based on achievement by the Company of specific total return benchmarks. Cash dividends are paid on all time-based and core performance award shares, including unvested portions. Superior performance awards, which are intended to encourage management to create stockholder value in excess of industry expectations in a “pay for performance” structure, are earned based on achievement of certain stock price targets or specific total return benchmarks. If our average stock price (over 30 consecutive trading days) is equal to or greater than $26, $24, $22, or $20 in 2009 or 2010, 100%, 75%, 58%, or 33% of the superior performance award is earned, respectively. If our average stock price does not reach $20 in 2009 or 2010, one-third of the superior performance award is earned if our total stockholder return from March 1, 2007 through December 31, 2010 is at or above the 50th percentile of the total stockholder return of the REITs in the Morgan Stanley REIT Index. Once the superior performance award is earned based on our performance, it is subject to further time vesting. One-third of the earned superior performance awards vest on the fourth anniversary of grant, and an additional third vest on each of the succeeding two anniversaries, based on continued employment. During the performance vesting period, cash dividends are paid with respect to the maximum shares or units that could be earned under the superior performance award at a rate equivalent to only 20% of our normal dividend rate.

Some or all awards under the 2007 Program, at the election of the awardees, may be granted in the form of operating partnership profits interest units of MPT Operating Partnership, L.P., the entity through which we conduct substantially all of our business. Subject to vesting and the other terms of the applicable award, these profits interest units are exchangeable for shares of our common stock or cash, at our election. Distributions on the profits interest units equal the dividends paid on our common stock on a per unit basis, subject to the terms of the applicable award.

All determinations, interpretations, and assumptions relating to the vesting and calculation of awards under the 2007 Program are made by the Compensation Committee. In the event of a change in control of the Company during the vesting period, all grants would become fully vested.

Other Benefits. We maintain a 401(k) Retirement Savings plan and annually match 100% of the first three percent (3%) of pay contributed, plus fifty percent (50%) of the next two percent (2%) of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical and dental plans, a portion of the cost of which is paid by the employee. Each of our Named Executive Officers have employment agreements with us pursuant to which certain other benefits are provided to them. The financial terms of each such employment agreement are set forth in Compensation of Executive Officers below.

Practices with regard to dates and pricing of stock and option grants. The Compensation Committee determines the number of shares underlying options and shares of restricted stock to award to each officer and grants such awards. The date of the award is the date of the scheduled meeting of the Compensation Committee at which the Compensation Committee votes to approve the option or the restricted share amount. The exercise price of each option granted is the closing price of our common stock on such date of grant.

In all cases, our options are dated (i) on the date of a scheduled Compensation Committee meeting at which the option amount is approved, (ii) on the date of a new hire’s start with the Company as approved by the Chairman/CEO in advance of the start date, or (iii) on the date of a terminated senior executive’s departure from the Company as set out in formal terms approved in advance. Option exercise prices are determined by the NYSE closing price of our common stock on such date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our common stock.

Section 162(m). The SEC requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by the Company’s stockholders. The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis on page 15 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

L. Glenn Orr, Jr. (Chairman)
Robert E. Holmes, Ph.D.
Virginia A. Clarke

Compensation of Executive Officers

Summary Compensation Table. We have employment agreements with each of the Named Executive Officers in the following Summary Compensation Table. These employment agreements provided the following annual base salaries in 2009: Edward K. Aldag, Jr., $529,500; Emmett E. McLean, $358,200; R. Steven Hamner, $360,300; and Michael G. Stewart, $297,200. On each January 1 hereafter, each of the Named Executive Officers is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index. These agreements provide that the Named Executive Officers agree to devote substantially all of their business time to our operation. The employment agreement for each of the Named Executive Officers, is for a three-year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement.

These employment agreements permit us to terminate each executive’s employment with appropriate notice for or without “cause,” which includes (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and also exclusive of a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the executive on a per se basis due to the Company offices held by the executive, so long as any act or omission of the executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) a willful breach of his duty of loyalty which is materially detrimental to the Company, (iii) a willful failure to materially perform or materially adhere to explicitly stated duties that are consistent with the terms of his employment agreement, or the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or to follow the lawful directives of the Board (provided such directives are consistent with the terms of his employment agreement), which, in any such case, continues for thirty (30) days after written notice from the Board to the executive, or (iv) gross negligence or willful misconduct in the material performance of the executive’s duties.

Each of the Named Executive Officers has the right under his employment agreement to resign for “good reason,” which includes (i) the employment agreement is not automatically renewed by the Company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs, or material fringe benefits; (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the Board of Directors without cause or his failure to be nominated or elected to the Board of Directors; or (ii) any material reduction in duties, responsibilities, or reporting requirements, or the assignment of any duties, responsibilities, or reporting requirements that are inconsistent with his positions with us.

The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. McLean, Hamner, and Stewart. Messrs. Aldag, McLean, Hamner, and Stewart are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. McLean, Hamner, and Stewart. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and four weeks for Messrs. McLean, Hamner, and Stewart and various other customary benefits. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the Consumer Price Index for such year, and that Messrs. McLean, Hamner, and Stewart will receive up to $10,000 per year in reimbursement for life insurance premiums which amount is to increase annually based on the increase in the Consumer Price Index for such year. We also reimburse each executive for the income tax he incurs on the receipt of these premium reimbursements. Messrs. Aldag, McLean, Hamner, and Stewart are also reimbursed for the cost of their disability insurance premiums.

The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

If the Named Executive Officer’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined, and other existing obligations. If we terminate a Named Executive Officer’s employment without cause, or if any of them terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (or for a five-year period in the case of Mr. Aldag); and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the options and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the options in which to exercise all vested options.

In the event of a termination of the employment of our Named Executive Officers as a result of death, then, in addition to the accrued salary, bonus, and incentive payments due to them, they shall become fully vested in their options and restricted stock, and their respective beneficiaries will have whatever period remains under the options to exercise such options. In addition, the executives would be entitled to their prorated incentive bonuses.

In the event the employment of our Named Executive Officers ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested options and restricted stock would be forfeited.

Upon a change of control, the Named Executive Officers will become fully vested in their options and restricted stock and will have whatever period remains under the option in which to exercise their options. In addition, if the employment of any Named Executive Officer is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three.

If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us.

The employment agreements provide that the Named Executive Officers are eligible to participate in our equity incentive plan. The employment agreements also provide that the Named Executive Officers are eligible to receive annual cash bonuses based on the bonus policy adopted by the Compensation Committee.

Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our Named Executive Officers received in 2009.

								Change in
								Pension Value
								and
								Nonqualified
				Restricted			Non-Equity	Deferred
				Stock		Option	Incentive Plan	Compensation	All Other		Total
Name and principal positions	Year	Salary	Bonus	Awards(10)		Awards	Compensation	Earnings	Compensation		Compensation

Edward K. Aldag, Jr.	2009	$529,500	$—	$915,699		$—	$1,509,075	$—	$55,090	(1)	$3,009,364
Chairman of the Board, Chief	2008	510,000	—	2,016,704		—	1,650,000	—	61,543	(5)	4,238,247
Executive Officer and President	2007	485,000	—	6,298,500	(11)	—	—	—	68,122	(7)	6,851,622
Emmett E. McLean	2009	$358,200	$—	$343,388		$—	$703,079	$—	$24,056	(2)	$1,428,723
Executive Vice President, Chief	2008	345,000	—	756,270		—	625,000	—	30,126	(6)	1,756,396
Operating Officer, Treasurer and Assistant Secretary	2007	330,000	—	2,771,763	(11)	—	—	—	43,002	(8)	3,144,765
R. Steven Hamner	2009	$360,300	$—	$526,529		$—	$707,201	$—	$26,227	(3)	$1,620,257
Director, Executive Vice President	2008	347,000	—	1,008,352		—	750,000	—	9,000	(4)	2,114,352
and Chief Financial Officer	2007	330,000	—	2,979,900	(11)	—	—	—	19,295	(9)	3,329,195
Michael G. Stewart	2009	$297,200	$—	$160,247		$—	$557,343	$—	$9,000	(4)	$1,023,790
Executive Vice President General	2008	286,275	—	504,176		—	425,000	—	9,000	(4)	1,224,451
Counsel and Secretary	2007	275,000	—	1,298,488	(11)	—	—	—	9,000	(4)	1,582,488

(1)	Represents a $12,000 automobile allowance, $6,920 for the cost of tax preparation and financial planning services, $3,312 for the cost of disability insurance, and $32,858 for the cost of life insurance. These additional benefits include $16,687 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(2)	Represents a $9,000 automobile allowance, $415 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $6,142 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(3)	Represents a $9,000 automobile allowance and $17,227 for the cost of life insurance. These additional benefits include $7,227 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(4)	Represents a $9,000 automobile allowance.

(5)	Represents a $12,000 automobile allowance, $17,320 for the cost of tax preparation and financial planning services, $6,136 for the cost of disability insurance, and $26,087 for the cost of life insurance. These additional benefits include $18,209 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(6)	Represents a $9,000 automobile allowance, $6,072 for the cost of tax preparation and financial planning services, $413 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $8,689 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(7)	Represents a $12,000 automobile allowance, $28,446 for the cost of tax preparation and financial planning services, $3,479 for the cost of disability insurance, and $24,197 for the cost of life insurance. These additional benefits include $22,084 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(8)	Represents a $9,000 automobile allowance, $18,949 for the cost of tax preparation and financial planning services, $412 for the cost of disability insurance, and $14,641 for the cost of life insurance. These additional benefits include $14,091 to reimburse Mr. McLean for his tax liabilities associated with such payments.

(9)	Represents a $9,000 automobile allowance, $972 for the cost of disability insurance, and $9,323 for the cost of life insurance. These additional benefits include $3,911 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(10)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported for 2009 reflect the fair value on the grant date of the stock awards granted to our Named Executive Officers during 2009. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards, please see the discussion of stock awards and option awards contained in Note 7 — Stock Awards, included as part of our 2009 Annual Report on Form 10-K, filed with the SEC. Under general accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(11)	A portion of this stock award contains performance-based vesting conditions and the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, would be $8,843,750; $4,037,513; $4,248,400; and $1,806,163 for Messrs. Aldag, McLean, Hamner and Stewart, respectively. See the discussion of the 2007 Program beginning on page 20 of this Proxy Statement for a description of the vesting periods (generally seven years) and the performance hurdles that must be achieved in order for 2007 Program awards to be earned by each Named Executive Officer.

Grants of Plan-Based Awards Table. The following Grants of Plan-Based Awards Table provides information about annual bonus (non-equity incentive plan awards) and stock awards granted to our Named Executive Officers during the year ended December 31, 2009. The Grant Date Fair Value of Stock and Option Awards is based on $6.30 per share, the average price of our common stock on January 2, 2009, when these grants were made. As these shares vest (generally ratably over three years if the executive remains employed), we will recognize and report compensation expense based on the $6.30 per share amount even though the share price will be different on each vesting date, so the actual value to the Named Executive Officer may be less or more than the amounts below based on the value of the stock on the vesting date being below or above $6.30 per share.

		Estimated Possible Payouts				Estimated Future Payouts				All Other Option
		Under Non-Equity				Under Equity			All Other Stock	Awards: Number		Grant Date Fair
		Incentive Plan Awards				Incentive Plan Awards			Awards: Number of	of Securities	Exercise or Base	Value of Stock
		Threshold	Target	Superior	Outperformance	Threshold	Target	Maximum	Shares of Stock or	Underlying	Price of Option	and Option
Name	Grant Date	($)	($)	($)	($)	(#)	(#)	(#)	Units (#)(1)	Options (#)	Awards ($/sh)	Awards

Edward K. Aldag, Jr.	1/1/2009	$529,500	$926,625	$1,323,750	$1,853,250
	1/2/2009								145,349			$915,699
Emmett E. McLean	1/1/2009	$268,650	$447,750	$626,850	$895,500
	1/2/2009								54,506			$343,388
R. Steven Hamner	1/1/2009	$270,225	$450,375	$630,525	$900,750
	1/2/2009								83,576			$526,529
Michael G. Stewart	1/1/2009	$222,900	$371,500	$520,100	$743,000
	1/2/2009								25,436			$160,247

(1)	Represent awards of restricted common stock which vest at no cost if the participant provides the requisite service.

Outstanding Equity Awards at December 31, 2009. The table below shows the outstanding equity awards held by our named executive officers as of December 31, 2009. Dollar amounts are based on $10.00, the closing price of our common stock on December 31, 2009.

Equity
									Equity	Incentive Plan
			Equity Incentive						Incentive Plan	Awards:
			Plan Awards:						Awards:	Market or
			Number of			Number of		Market Value	Number of	payout value
	Number of	Number of	Securities			Shares or		of Shares or	Unearned	of Unearned
	Securities	Securities	Underlying			Units of		Units of	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			Stock		Stock	or Other	or Other
	Unexercised	Unexercised	Unearned	Option	Option	That Have		That Have	Rights that	Rights That
	Options (#)	Options (#)	Options	Exercise	Expiration	Not Vested		Not Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)		(#)	Vested (#)(6)	Vested ($)

Edward K. Aldag, Jr.	—	—	—	—	—	365,390	(1)	$3,653,900	566,785	$5,667,850
Emmett E. McLean	—	—	—	—	—	147,002	(2)	$1,470,020	254,464	$2,544,640
R. Steven Hamner	—	—	—	—	—	190,120	(3)	$1,901,200	264,910	$2,649,100
Michael G. Stewart	—	—	—	—	—	81,492	(4)	$814,920	109,821	$1,098,210

(1)	7,000 shares vest in annual installments from February 14, 2010 through February 14, 2011. 30,000 shares vest in annual installments from March 8, 2010 through March 8, 2012. 85,713 shares vest in annual installments from December 31, 2010 through December 31, 2013. 133,667 shares vest in annual installments from February 14, 2010 through February 14, 2013. 109,010 shares vest in quarterly installments from January 2, 2010 through January 2, 2012.

(2)	2,500 shares vest in annual installments from February 14, 2010 through February 14, 2011. 13,500 shares vest in annual installments from March 8, 2010 through March 8, 2012. 40,000 shares vest in annual installments from December 31, 2010 through December 31, 2013. 50,125 shares vest in annual installments from February 14, 2010 through February 14, 2013. 40,877 shares vest in quarterly installments from January 2, 2010 through January 2, 2012.

(3)	2,750 shares vest in annual installments from February 14, 2010 through February 14, 2011. 15,000 shares vest in annual installments from March 8, 2010 through March 8, 2012. 42,856 LTIPs vest in annual installments from December 31, 2010 through December 31, 2013. 66,833 shares vest in annual installments from February 14, 2010 through February 14, 2013. 62,681 shares vest in quarterly installments from January 2, 2010 through January 2, 2012.

(4)	1,500 shares vest in annual installments from February 14, 2010 through February 14, 2011. 7,500 shares vest in annual installments from March 8, 2010 through March 8, 2012. 20,000 shares vest in annual installments from December 31, 2010 through December 31, 2013. 33,416 shares vest in annual installments from February 14, 2010 through February 14, 2013. 19,076 shares vest in quarterly installments from January 2, 2010 through January 2, 2012.

(6)	For Edward K. Aldag, Jr., includes 214,285 and 300,000 of core performance and superior performance awards, respectively. For Emmett E. McLean, includes 85,714 and 150,000 of core performance and superior performance awards, respectively. For R. Steven Hamner, includes 94,286 and 150,000 of core performance and superior performance awards, respectively. For Michael G. Stewart, includes 38,571 and 60,000 of core performance and superior performance awards, respectively.

Core performance awards vest annually and ratably over a seven-year period (beginning March 1, 2007 through December 31, 2013) contingent upon the company’s achievement of a simple 9% annual total return to stockholders. Core performance awards provide for payment of dividends on all vested and unvested awards.

If our average stock price (over 30 consecutive trading days) is equal to or greater than $26, $24, $22, or $20 in 2009 or 2010, 100%, 75%, 58%, or 33% of the superior performance awards will be earned, respectively. If our average stock price does not reach $20 in 2009 or 2010, one-third of the superior performance award is earned if our total stockholder return from March 1, 2007 through December 31, 2010 is at or above the 50th percentile of the total stockholder return of the REITs in the Morgan Stanley REIT Index. If the superior performance award is earned based on our performance, it is subject to further time vesting. One-third of the superior performance awards vest on the fourth anniversary of grant and an additional third vest on each of the succeeding two anniversaries, based on continued employment. Due the performance vesting period, cash dividends are paid with respect to the maximum shares or units that could be earned under the superior performance award at a rate equivalent to 20% of our normal dividend rate.

Option Exercises and Stock Vested Table. The following table sets forth the aggregate number of shares of common stock that vested in 2009 (we have never issued options to purchase shares to our named executive officers). The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of shares vesting.

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized Upon
Name	Exercise (#)	Exercise ($)	(#)	vesting ($)

Edward K. Aldag, Jr.	—	—	140,400	$987,683
Emmett E. McLean	—	—	56,197	$401,352
R. Steven Hamner	—	—	70,408	$486,473
Michael G. Stewart	—	—	29,394	$201,287

Potential Payments upon Termination or Change in Control.

The following table shows potential payments and benefits that will be provided to our named executive officers upon the occurrence of certain termination triggering events. The change-in-control provisions in the employment agreements are designed to align management’s interests with those of our shareholders. See the discussion above under Compensation of Executive Officers for information about payments upon termination or change-in-control. All equity interests included in the termination and change-in-control calculations represent previously awarded stock-based awards and are valued based on the closing price of our common shares on December 31, 2009.

			Involuntary - Not
			for Cause;
			Executive for Good	Termination for
	Change in		Reason; Permanent	Cause; Executive
Name(a)	Control	Death	Disability	without Good Reason

Edward K. Aldag, Jr.	$18,308,725	$9,381,750	$18,308,725	$—
Emmett E. McLean	$7,198,497	$4,050,660	$6,510,339	$—
R. Steven Hamner	$7,841,300	$4,586,300	$7,181,401	$—
Michael G. Stewart	$4,476,759	$1,949,130	$3,880,073	$—

Compensation of Directors

As compensation for serving on our Board, each independent director received an annual fee of $40,000 in 2009, plus $1,000 for each Board of Directors meeting and each committee meeting attended as a member. Independent committee chairmen receive an additional $15,000 per year, except for the Audit Committee chairman who receives an additional $20,000 per year. We also reimburse our directors for reasonable expenses incurred in attending these meetings. Our Compensation Committee may change the compensation of our independent directors in its discretion. In 2007 and through the date of this proxy statement in 2010, the Compensation Committee engaged FTI SMG to assist it in conducting a competitive review of the Company’s non-employee director compensation program. More specifically, FTI SMG reviewed (1) how the use of each component of total compensation (e.g., cash retainers, meeting fees, and equity awards) compared to market practice, and (2) how the total compensation for Board and committee members compared to market practice. FTI SMG’s report presented data comparing our director compensation to market levels using a group of 123 REITs. Taking into consideration all of FTI SMG’s findings and recommendations, the Compensation Committee increased the annual fee for independent directors to $50,000 starting in 2010.

Directors who are also officers or employees receive no additional compensation for their service as directors.

Upon joining our Board of Directors, each of our current independent directors (other than Ms. Kellett) received a non-qualified option to purchase 20,000 shares of our common stock with an exercise price of $10.00 per share. One-third of these options vested upon grant. One-half of the remaining options have vested on each of the first and second anniversaries of the date of the grant. Starting in 2007, each non-employee director has been awarded restricted stock annually including 5,750 shares, 6,750 shares and 11,628 shares in 2007, 2008 and 2009, respectively. The shares awarded in 2007 and 2008 vest in equal annual installments, while the 2009 award vests over three years in equal quarterly amounts.

The following table summarizes the compensation for 2009 with respect to our non-employee directors. The grant date fair value of the stock awards is based on $6.30 per share, the average price of our common stock on January 2, 2009, when these grants were made.

Compensation of Directors

					Change in Pension
	Fees earned		Option	Non-Equity	Value and Nonqualified	All Other
	or paid in		Awards	Incentive Plan	Deferred Compensation	Compensation
Name	cash ($)	Stock Awards ($)	($)	Compensation	Earnings	($)	Total ($)

Steve Dawson	$70,000	$73,256	—	—	—	—	$143,256
Robert Holmes	$73,000	$73,256	—	—	—	—	$146,256
Virginia Clarke	$57,000	$73,256	—	—	—	—	$130,256
Sherry A. Kellett	$53,000	$73,256	—	—	—	—	$126,256
Glenn Orr	$76,000	$73,256	—	—	—	—	$149,256

The following table shows outstanding equity awards at December 31, 2009 for each of our non-employee directors.

	Unvested
	Stock	Stock Options

Steve Dawson	15,137	20,000
Robert Holmes	15,137	20,000
Virginia Clarke	15,137	20,000
Sherry A. Kellett	15,137	—
Glenn Orr	15,137	20,000

Equity Compensation Plan Information

The table below sets forth information regarding the shares of common stock to be issued upon the exercise of the outstanding options, warrants, and rights granted under our equity compensation plans and the shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2009. Reference is also made to Note 7 of the Notes to Consolidated Financial Statements included in the 2009 Annual Report on Form 10-K.

Number of Securities
	Shares of Common Stock		Weighted-Average		Remaining
	to be Issued Upon Exercise		Exercise Price of		Available for Future
	of Outstanding Options,		Outstanding Options,		Issuance Under Equity
Plan Category	Warrants and Rights		Warrants and Rights		Compensation Plans

Equity compensation plans approved by security holders	1,065,000	(1)	$10.80	(2)	3,694,257
Equity compensation plans not approved by security holders	N/A		N/A		N/A

Total	1,065,000		$10.80		3,694,257

(1)	Includes stock options for 130,000 shares of common stock granted solely to the Company’s independent directors and non-executive employees and 935,000 shares of restricted common stock and profits interests in the Company’s operating partnership, which a significant portion will be awarded if the Company achieves certain stock and shareholder return targets by December 31, 2011.

(2)	Represents the weighted average exercise price of 130,000 stock options. The shares of restricted common stock and units of profits interests have no exercise price.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2009 is or was an officer or employee. In addition, no executive officer served during 2009 as a director or a member of the compensation committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. This policy, which was adopted by resolution of the full Board of Directors as reflected in our corporate records, provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE rules.

OTHER MATTERS

As of the date hereof, the Board of Directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

We will solicit proxies on behalf of the Board of Directors by mail, telephone, facsimile, or other electronic means or in person. We will pay the proxy solicitation costs. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and will reimburse them for their reasonable expenses.

Vote Required for Approval

Assuming the presence of a quorum, directors must be elected by the vote of a plurality of all the votes cast by stockholders entitled to vote. Abstentions and broker non-votes, if any, will have no effect on the outcome of the matters to be voted on at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

Stockholder Proposals for Inclusion in Proxy Statement for 2011 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2011 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 13, 2010. Stockholder proposals must be sent to Michael G. Stewart, Executive Vice President, General Counsel and Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Second Amended and Restated Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed, postage prepaid, and received by, Michael G. Stewart, Executive Vice President, General Counsel and Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than January 20, 2011, nor later than February 19, 2011, unless our 2011 annual meeting of stockholders is scheduled to take place before April 20, 2011 or after July 19, 2011. Our Second Amended and Restated Bylaws state that such stockholder’s notice must be delivered to, or mailed and received at, our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of 60 days prior to such annual meeting and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Second Amended and Restated Bylaws. Stockholders may obtain a copy of our Second Amended and Restated Bylaws by writing to Michael G. Stewart, Executive Vice President, General Counsel and Secretary at the address shown above.

Stockholder Nominations of Directors

Our Second Amended and Restated Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice no later than the close of business on December 13, 2010, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention:

Michael G. Stewart, Executive Vice President, General Counsel and Secretary. As set forth in Section 2.03 of our Second Amended and Restated Bylaws, the notice must set forth the following information:

as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address, residence address and the principal occupation or employment of such person;

•	the class or series and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder’s notice and the date such shares were acquired and the investment intent of such acquisition;

•	the consent of each nominee to serve as a director of the Company if so elected; and

•	any other information relating to such person that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

as to the stockholder giving notice and certain parties associated with such stockholder:

•	a brief description of the nominations desired to be brought before the meeting and the reasons for making such nominations at the meeting;

•	their names and addresses;

•	a representation that each is a holder of record of shares of the Company entitled to vote at such meeting and that the stockholder intends to appear in person or by proxy at such meeting to make such nominations;

•	a description of all arrangements or understandings among the stockholder and/or certain parties associated with the stockholder and each nominee and any other person (naming such person(s)) pursuant to which the nominations are to be made by the stockholder; and

•	the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director, and the class or series and number of shares of the Corporation’s capital stock beneficially owned by such other stockholder(s):

Annual Report

Our annual report for the fiscal year ended December 31, 2009 will be mailed to stockholders of record on or about April 9, 2010. Stockholders wishing to receive a separate copy of the 2009 Annual Report and this Proxy Statement may write or call us at: Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242, Attention: Charles R. Lambert, Director of Finance (205-969-3755).

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting of Stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Medical Properties Trust, Inc. at such date. Requests should be directed to: Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242, Attention: Charles R. Lambert, Director of Finance.

By Order of the Board of Directors,

Michael G. Stewart
Secretary

Birmingham, Alabama
April 9, 2010

Medical Properties Trust, Inc.	1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242	205-969-3755
www.medicalpropertiestrust.com

PROXY	PROXY
MEDICAL PROPERTIES TRUST, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The 2010 Annual Meeting of Stockholders of Medical Properties Trust, Inc. will be held at The Summit Club, 1901 6th Avenue North, Birmingham, Alabama, on May 20, 2010, beginning at 10:30 a.m. Central Time. You can access directions to the 2010 annual meeting of stockholders of Medical Properties Trust, Inc. at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2010 Annual Meeting of Stockholders and Proxy Statement dated April 9, 2010, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
     The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof.
     The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.medicalpropertiestrust.com.
(Continued and to be signed on the reverse side)

2010 ANNUAL MEETING OF STOCKHOLDERS
OF
MEDICAL PROPERTIES TRUST, INC.
May 20, 2010
PROXY VOTING INSTRUCTIONS
Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☑
1.	To elect eight directors.
☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL NOMINEES EXCEPT (See instructions below)

NOMINEES:	¡	Edward K. Aldag, Jr.
	¡	Virginia A. Clarke
	¡	G. Steven Dawson
	¡	R. Steven Hamner
	¡	Robert E. Holmes, Ph.D.
	¡	Sherry A. Kellett
	¡	William G. McKenzie
	¡	L. Glenn Orr, Jr.
     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL NOMINEES EXCEPT” and fill in the circle next to each nominee from whom you wish to withhold your vote as shown here:  ●
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐	FOR	☐	AGAINST	☐	ABSTAIN

With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, please sign the full name of the entity by the duly authorized officer, partner or member, respectively.